Exhibit 99.1

Xenith Announces Pricing of Common Stock Offering

RICHMOND, VA, March 30, 2011 — Xenith Bankshares, Inc. (NASDAQ: XBKS) announced today the pricing on March 29, 2011 of a public offering of 4,000,000 shares of its common stock (4,600,000 shares if the option granted by the company to the underwriters to cover over-allotments, if any, is fully exercised) at a public offering price of $4.25 per share. The offering is scheduled to close on April 4, 2011.

The company intends to contribute substantially all of the net proceeds of the offering to its wholly-owned subsidiary, Xenith Bank, and intends for Xenith Bank to use the contributed proceeds primarily to fund organic growth of its loans to customers in its target markets, continued investment in its infrastructure and personnel and other general business purposes, which may include acquisitions. The company intends to retain a portion of the net proceeds to repay upon completion of the offering certain expenses associated with being a public bank holding company which were previously paid on its behalf by Xenith Bank, plus interest at the applicable Federal funds rate, and to establish a reserve to pay similar projected expenses in the future.

Sandler O’Neill + Partners, L.P. is the sole book-running manager and Stifel, Nicolaus & Company, Incorporated is the co-lead manager for the offering.

The offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers for the securities will be made only by means of the prospectus forming part of the registration statement. The prospectus relating to these securities can be obtained from Sandler O’Neill + Partners, L.P. at (866) 805-4128 or Stifel, Nicolaus & Company, Incorporated at (443) 224-1988.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Its headquarters are in Richmond, Virginia and it has five branches, with one branch located in Tysons Corner, Virginia, one branch located in Richmond, Virginia and three branches located in Suffolk, Virginia.

For more information about Xenith Bankshares and Xenith Bank, please visit our website.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks outlined in “Risk Factors” in the Registration Statement on Form S-1, as amended, filed by Xenith Bankshares with the Securities and Exchange Commission. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

Contact:	T. Gaylon Layfield, III, President and Chief Executive Officer of Xenith Bankshares, Inc., (804) 433-2200

Thomas W. Osgood, Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of Xenith Bankshares, Inc., (804) 433-2200